Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548


                        CAMPBELL ALTERNATIVE ASSET TRUST
                            MONTHLY REPORT - May 2006
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (24,222.215 units) at April 30, 2006             $ 41,849,121
Additions of 74.062 units on May 31, 2006                             124,811
Redemptions of (0.000) units on May 31, 2006                                0
Offering Costs                                                        (30,711)
Net Income (Loss) - May 2006                                         (998,486)
                                                                 ------------

Net Asset Value (24,296.277 units) at May 31, 2006               $ 40,944,735
                                                                 ============

Net Asset Value per Unit at May 31, 2006                         $   1,685.23
                                                                 ============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $    55,784
    Change in unrealized                                             (528,167)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                          (77,955)
    Change in unrealized                                             (502,133)
  Interest income                                                     168,062
                                                                 ------------

                                                                     (884,409)
                                                                 ------------

Expenses:
  Brokerage fee                                                       106,421
  Performance fee                                                           0
  Operating expenses                                                    7,656
                                                                 ------------

                                                                      114,077
                                                                 ------------

Net Income (Loss) - May 2006                                     $   (998,486)
                                                                 ============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on May 31, 2006                           $  1,685.23

Net Asset Value per Unit on April 30, 2006                         $  1,727.72

Unit Value Monthly Gain (Loss) %                                         (2.46)%

Fund 2006 calendar YTD Gain (Loss) %                                     (0.40)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

More reversals and more consolidation...Performance in May was negative as another trend reversal took its toll on our portfolios. Global stock indices posted steep declines, reversing much of their year to date gains, amid renewed fears of inflation, rising interest rates, and a growing concern about the housing slow-down. This reversal of what had been a very profitable trend for the year in equities resulted in our biggest losses for the month of May. The US Dollar continued to slide against the major currencies through the first half of the month, though not as severely as in April, and while it improved somewhat in the latter part of the month, it was not enough to recover the earlier losses. Energy and Precious Metals prices came off their highs in response to a perceived easing of Middle East tensions, and also resulted in losses. Gains in Base Metals and Fixed Income instruments were not enough to offset these losses, resulting in overall net negative performance again in May.

We never enjoy losing periods, but we do understand that they are an inevitable part of our disciplined, systematic investment process. Historically the opportunities that emerge from these periods of consolidation have allowed us to make new highs over time.

If you have any questions, please do not hesitate to call.


Sincerely,

Bruce Cleland
President & CEO